Exhibit 10.1

FIRST AMENDMENT TO INX INC. LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is executed as of January 22, 2008 (the “Effective Date”) by and between Allstar Equities, Inc., a Texas corporation (the “Current Landlord”) and INX Inc., a Delaware corporation (the “Tenant”) and the General Consulate of Equatorial Guinea (the “New Landlord”).

RECITALS

A.           Landlord and Tenant entered into a Lease Agreement (the “Original Lease”) dated October 11, 2006 for certain space within the office building located at 6401 Southwest Freeway, in Houston, Harris County, Texas (the “Building”).

B.           The Leased Premises under the Original Lease currently consists of approximately 16,488 square feet of Net Rentable Area on Floor one of the Building (the “Leased Premises”).

C.             New Landlord and Tenant desire to amend the Lease.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are acknowledged, New Landlord and Tenant hereby agree that the Lease is amended as follows:

1.            Defined Terms. All capitalized terms used and not expressly defined shall have the meanings ascribed to such terms in the Original Lease, unless the context requires otherwise.

2.            If, in the sole opinion of Tenant, Tenant’s business, corporate reputation or corporate image is in any way negatively impacted as a result of having its corporate headquarters located within the Building, Tenant shall have the option of terminating the Original Lease and this First Amendment by providing to New Landlord one hundred twenty (120) days written notice of its intention to terminate, after which written notice, Tenant shall not be obligated to pay rent under the Original Lease for any portion of the one hundred twenty (120) day period following such notice during which Tenant may continue to occupy the Leased Premises in the Building and after Tenant vacates the Leased Premises and after the expiration of such 120-day period, Tenant shall be released from all obligations under the Original Lease and this First Amendment.

3.            Tenant shall have a first right of refusal option to lease any space available on the second floor of the Building on the same terms made available to any other tenant or prospective tenant, which option shall be characterized as a first right of refusal with written notice to be provided to Tenant of intent to lease, in which case Tenant shall be provided two (2) business days from receipt of such written notice to accept or reject the space on the terms offered to the other party.

4.            Tenant shall have the right to approve any decorating or interior design changes to the common area on the first floor of the Building. Notwithstanding this interior design approval right, New Landlord shall have the right to place a permanently mounted building directory showing the tenants and tenant locations for the Building in the main lobby of the first floor of the Building. New Landlord has the right to add paintings, directory, some furniture and plants to the first floor lobby. Also, New Landlord may want to eliminate the brick wall by the entrance stairs to open the lobby for more light and place a canopy above entrance; provided, however, the elimination of the brick wall is subject to an engineering study for structural safety.

5.            Tenant shall use its commercially reasonable efforts to provide access to the New Landlord and other Building tenants to and from the loading dock at the back of the Building on an as-needed basis for the singular purpose of moving large, bulky items that cannot be moved in or out of the Building via the main doors, or which must be loaded into or from a truck from a dock into or out of the Building, such as when a tenant is moving into or out of the Building. Tenant shall not be required to expend any funds or manpower to assist with or supervise such loading or unloading activities unless Tenant is reasonably compensated for such expenditures. This provision is not to be construed as an obligation on the part of Tenant to receive or ship items for other tenants on a routine basis.

6.            If New Landlord shall construct a monument sign upon the property for the purpose of displaying the name of the New Landlord and/or any of the other tenant names, Tenant shall have the right to have its name displayed upon such monument sign in a position no less prominent than any other name upon such monument sign other than New Landlord, and in a font size no smaller than any other Building tenant other than the font size used for the name of the New Landlord itself, and which font size shall be no smaller than eighty percent (80%) of the font size used for the name of the New Landlord or any other tenant as long as Tenant pays for its actual sign graphics and verbiage on the sign. Tenant shall be allowed to place its company logo and company name upon the walls in each of the two main reception areas within the Leased Premises on the first floor, subject to an agreed upon location by both parties, New Landlord reserves the naming rights for a future tenant on the Building Front Facia.

7.            Section 18 of the Lease is hereby amended by adding the following:

“Notwithstanding anything in this Section 18 to the contrary, New Landlord agrees to subordinate its landlord’s lien to the lien or liens of Tenant’s lenders.”

8.            Section 28 of the Lease regarding relocation and substitution of the Leased Premises occupied by Tenant shall be deleted from the Lease and shall have no effect.

9.            Tenant shall have the right to have two (2) containers of the same size as are currently on the property, in the same place/space as they are currently located, for the term of the Lease and any renewals, thereof. This right does not include storing hazardous materials or other potentially dangerous items that an insurance company would consider unacceptable for storage next to an office building. Tenant shall indemnify New Landlord for any potential liability created by these containers.

10.            New Landlord shall pay all costs associated with upgrading or refurbishing of the elevator in the Building and neither Tenant nor Current Landlord shall be responsible for any of such costs.

11.            The Lease, as amended hereby, shall continue in full and effect without any further amendments, alterations, or modifications thereto except as set forth herein, and Current Landlord, Tenant and New Landlord do hereby ratify and affirm all of the terms, conditions and covenants of the Lease as hereby amended.

12.            This First Amendment may be executed in separate counterparts, each of which shall be deemed an original and all of which together shall constitute one in the same instrument.

Executed as of the Effective Date.

CURRENT LANDLORD:
Allstar Equities, Inc., a Texas corporation

By:/s/ James H. Long
Name: James H. Long
Title: President

TENANT:
INX Inc., a Delaware corporation

By:/s/ Brian Fontana
Name: Brian Fontana
Title: Vice President

NEW LANDLORD:
General Consulate of Equatorial Guinea

By: /s/ Inocencio Esono Olo’ Nseng
Name: Inocencio Esono Olo’ Nseng
Title: Consul General